Exhibit 99.(h)(2)(B)

AMERICAN BEACON FUNDS

AMERICAN BEACON SELECT FUNDS

AMERICAN BEACON INSTITUTIONAL FUNDS TRUST

FIRST AMENDMENT

TO

SUB-ADMINISTRATIVE SERVICES FEE AGREEMENT

This Amendment to the Sub-Administrative Services Fee Agreement is made as of May 8, 2018 (the “Amendment”) by and between American Beacon Funds and the American Beacon Select Funds, each a Massachusetts business trust, and the American Beacon Institutional Funds Trust, a Delaware statutory trust (collectively, the “Trusts”), and American Beacon Advisors, Inc., a Delaware corporation (the “Manager”). Capitalized terms used in this Amendment without definition shall have the respective meanings ascribed to such terms in the Agreement (as defined below).

WHEREAS, the Manager and the Trusts entered into a Sub-Administrative Services Fee Agreement effective as of April 30, 2017 (the “Agreement”);

WHEREAS, the Manager and the Trusts wish to add the American Beacon Sound Point Enhanced Income Fund as an additional Trust party to the Agreement and update Schedules A and B to the Agreement as set forth below; and

NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree to amend the Agreement, pursuant to the terms thereof, as follows:

1.	The Agreement is amended as follows:

A.	Schedule A is hereby deleted in its entirety and replaced with the updated Schedule A attached hereto.

B.	Schedule B is hereby deleted in its entirety and replaced with the updated Schedule B attached hereto.

2.	Except as specifically amended hereby, all other terms and conditions of the Agreement shall remain in full force and effect. This Amendment is incorporated in its entirety into the Agreement, and this Amendment and said Agreement shall be read and interpreted together as the Agreement.

 IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized and their respective seals to be hereunto affixed, as of the day and year first above written.

AMERICAN BEACON FUNDS AMERICAN BEACON SELECT FUNDS AMERICAN BEACON INSTITUTIONAL FUNDS TRUST
By:	/s/ Gene L. Needles, Jr.
Gene L. Needles, Jr.
President

AMERICAN BEACON ADVISORS, INC.
By:	/s/ Jeffrey K. Ringdahl
Jeffrey K. Ringdahl
Chief Operating Officer
2

AMERICAN BEACON FUNDS

AMERICAN BEACON SELECT FUNDS

AMERICAN BEACON INSTITUTIONAL FUNDS TRUST

AMERICAN BEACON SOUND POINT ENHANCED INCOME FUND

SUB-ADMINISTRATIVE SERVICES FEE Agreement

SCHEDULE A

American Beacon Funds

American Beacon AHL Managed Futures Strategy Fund

American Beacon Acadian Emerging Markets Managed Volatility Fund

American Beacon Alpha Quant Core Fund

American Beacon Alpha Quant Dividend Fund

American Beacon Alpha Quant Quality Fund

American Beacon Alpha Quant Value Fund

American Beacon ARK Transformational Innovation Fund

American Beacon Bahl & Gaynor Small Cap Growth Fund

American Beacon Balanced Fund

American Beacon Bridgeway Large Cap Growth Fund

American Beacon Bridgeway Large Cap Growth II Fund

American Beacon Bridgeway Large Cap Value Fund

American Beacon Crescent Short Duration High Income Fund

American Beacon Flexible Bond Fund

American Beacon Garcia Hamilton Quality Bond Fund

American Beacon GLG Total Return Fund

American Beacon Global Evolution Frontier Markets Income Fund

American Beacon Grosvenor-Long/Short Fund

American Beacon International Equity Fund

American Beacon Ionic Strategy Arbitrage Fund

American Beacon Large Cap Value Fund

American Beacon Mid-Cap Value Fund

American Beacon Numeric Integrated Alpha Fund

American Beacon SGA Global Growth Fund

American Beacon Shapiro Equity Opportunities Fund American Beacon Shapiro SMID Cap Equity Fund

American Beacon SiM High Yield Opportunities Fund

American Beacon Small Cap Value Fund

American Beacon Sound Point Floating Rate Income Fund

American Beacon Stephens Mid-Cap Growth Fund

American Beacon Stephens Small Cap Growth Fund

American Beacon The London Company Income Equity Fund

American Beacon Twenty Four Strategic Income Fund

American Beacon Zebra Small Cap Equity Fund

AMERICAN BEACON SELECT FUND

American Beacon U.S. Government Money Market Select Fund

AMERICAN BEACON INSTITUTIONAL FUNDS TRUST

American Beacon Diversified Fund

AMERICAN BEACON SOUND POINT ENHANCED INCOME FUND

American Beacon Sound Point Enhanced Income Fund

3

AMERICAN BEACON FUNDS

AMERICAN BEACON SELECT FUNDS

AMERICAN BEACON INSTITUTIONAL FUNDS TRUST

AMERICAN BEACON SOUND POINT ENHANCED INCOME FUND

SUB-ADMINISTRATIVE SERVICES FEE Agreement

SCHEDULE B

COMBINED FEE SCHEDULE

State Street Bank and Trust Company

American Beacon Funds (“AB Funds”)

American Beacon Select Funds (“AB Select Funds”)

American Beacon Institutional Funds Trust (“AB Institutional Funds”)

American Beacon Sound Point Enhanced Income Fund (“Sound Point Fund”)

(each a “Fund” and collectively, the “Funds”)

American Beacon Advisors, Inc. (the “Manager”)

Amended and Restated Confidential Fee Schedule

Dated May 8, 2018

CUSTODY, FUND ACCOUNTING,

AND FUND ADMINISTRATION Services

This Amended and Restated Confidential Fee Schedule amends and restates the fee schedule entered into by the parties hereto dated September 6, 2017. This Amended and Restated Fee Schedule is effective as of April 30, 2017, except as otherwise noted herein (the “Effective Date”), and except that it is effective with respect to the Sound Point Fund as of May 8, 2018.

Reference is hereby made to (a) the Custodian Agreement dated as of December 1, 1997 by and between State Street Bank and Trust Company (“State Street”) and AB Funds (the “AB Funds Custody Agreement”); (b) the Custodian Agreement dated as of December 31, 1999 by and between State Street and AB Select Funds (the “AB Select Funds Custody Agreement”), (c) the Custodian Agreement dated as of March 24, 2017 by and between State Street and the AB Institutional Funds (the “AB Institutional Funds Custody Agreement”), (d) the Custodian Agreement dated as of May 8, 2018 by and between State Street and the Funds specified therein, (the “AB Master Custody Agreement,” and collectively, the “Custody Agreements”), and (e) the Sub-Administration Agreement dated as of September 6, 2017 by and between State Street and the Manager (the “Sub-Administration Agreement”, and collectively with the Custody Agreements, the “Agreements,” as the same may be amended, supplemented, restated or otherwise modified from time to time). The parties have entered into this fee schedule (“Fee Schedule”) effective (as of the “Effective Date”), in order to memorialize their agreement on the compensation to be paid by the Funds and the Manager to State Street for the performance of the services specified in the Agreements (the “Services”). This Fee Schedule shall be subject to the terms and conditions of the Agreements as if it were a part thereof. Unless otherwise agreed by the parties, this Fee Schedule shall apply to the provision of the Services to each Fund which is a party or is otherwise subject to the Agreements from time to time. In the event of any conflict between the terms of an Agreement and the terms of this Fee Schedule relating to fees, charges, expenses or other financial terms, the terms of this Fee Schedule shall control. Unless otherwise defined, capitalized terms used herein shall have the meaning given to them in the relevant Agreement, as the context requires.

4

I.	Custody and Fund Accounting

In consideration for the provision of custody and fund accounting services by State Street pursuant to the Custody Agreement and the discharge of its other obligations thereunder, each Fund shall be obligated to pay State Street the fees and charges set forth in this Section I, together with any applicable fees and charges payable under Sections VI, VII and VIII below. On a monthly basis, each Fund shall pay a domestic custody and fund accounting fee equal to the Domestic Custody and Fund Accounting Basis Point Fee, plus the applicable Foreign Custody Fee, Transaction Processing and Activity Based Fees and DDA Charges, plus the applicable Feeder Fees, Pricing Fees, Money Market Fund Services Fees and Other Fund Accounting Charges, in each case as specified below.1

1. Domestic Custody and Fund Accounting Basis Point Fee (Complex Wide/per year)A

Net Asset Value of Complex Wide Assets	Annual Basis Point Rate
$0 - $17 Billion	1.00
$17- $40 Billion	0.75
Over $40 Billion	0.50
2. Foreign Custody and Fund Accounting Fee (per Fund/per month and per transaction) A	See Appendix 1

3. Transaction Processing and Activity Based Fees2 A
Domestic Transaction Processing Fees[3] (per transaction)
• State Street Repurchase Agreements (Repo)	Waived
• Fund of Fund Trades	Waived
• DTC or Fed Book Entry – Automated/Electronic Trade Instruction	Waived
• Mortgage Backed Securities Principal and Income Paydowns	Waived
• Physical Settlement Processing	Waived
• Collateral/Memo Pledging (Fed Book Entry & DTC)	Waived
• Wire Transfers (Fed Wires & Interbank Transfers)[4]	Waived
• Automated Clearing House (ACH) Transfers[5]	Waived
• Processing of Third Party Foreign Exchange - Automated/Electronic Trade Instruction	$25.00
• Processing of Third Party Foreign Exchange - Manual Trade Instruction (Fax, etc.)	$25.00
• Processing of Foreign Exchange executed through State Street Global Markets[6]	No Charge – See Explanatory Note 6
• Listed Futures[7]
o Managed Futures Funds, as identified by the Funds and State Street from time to time : effective April 1, 2018	$5
o All other Funds	Waived
• Listed Options[8]	Waived
• OTC Derivatives[9]	$25.00
• Contracts for Differences[1][0] o This fee is applicable with respect to American Beacon Numeric Integrated Alpha Fund (DVK6) effective November 1, 2016 and for all other Funds is applicable as of the effective date.	$3.75
• TBAs	Waived
• All Other Trades	Waived
Manual Trade Surcharge (per transaction)[11]	Waived
5

Other Custody Fees
• OTC Swap and Option Reconciliations to Counterparty (monthly/per position)[12]	$45
• Checks (per check, per issuance/certification/stop payment)	Waived
• Rule 17f-5 Materials (Digital, CD or Printed) (per Fund/per year for Funds with foreign holdings)	Waived

4. DDA Charges A

USD DDA Maintenance Fee (per DDA/per month)[13]	$100

Other DDA Charges and Expenses and DDA Limits	See Appendix 2

5. Feeder Fees (per year) A
• First Two Feeders (each)	$12,000
• Additional Feeders (each)	$9,600

6. Pricing Fees[14] ,A

Pricing (per position/per month)
• Municipal, Government, Corporate, Convertible Bonds, Foreign Bonds, CMOs, CDs	Waived
• Exchange Traded Options, Futures and Private Placements	Waived
• Equities, Preferred Stocks	Waived
• Loans (Thomson Reuters or Markit Loans)	Waived
• Other	Waived

Fair Valuation/State Street Pricing Service
• Funds with 5 or more non-US holdings (per Fund/per year)	$4,000
• Broker Quotes / Directed Pricing Override (per quote or override)	Waived

7. Money Market Fund Services Fees (as applicable) (Refer to Appendix 3 for Applicable Party)	See Appendix 3

8. Other Fund Accounting Charges A

• Multi-Class Fund Charge - each additional class (in excess of one) (per year)	Waived
• Multi-Manager/Sleeves (per sleeve/per year)
o Liquid Alternative Funds, as identified by the Funds and State Street from time to time	$7,500
o All other Funds	Waived
• ASC 820 (formerly FAS 157) Reporting (per Fund/per year)	Waived
• ASC 815 (formerly FAS 161) Reporting (per Fund/per year)	Waived
• NAV Distributor (per Fund/per year)	Waived
• State Street Compliance38 (per Fund/per year)	$800
• Fund Merger, Consolidation, or other Reorganization (one time charge/per Fund/per event)	$10,000
• Yield Calculations, including SEC Yield (per calculation/per Fund/per year)
• Initial	Waived
• Each additional	Waived
• Transmission of Data to Morningstar
• Up to 50 funds (per Fund/per year, plus sleeve fee)	N/A
• Funds 51-100 (per Fund/per year, plus sleeve fee)	N/A
6

• For each Fund thereafter (per Fund/per year, plus sleeve fee)	N/A
• Multi-Manager/Sleeves (per sleeve/per year)	N/A

II.	Loan Services

In consideration for the provision of loan services by State Street pursuant to the Custody Agreement and the discharge of its other obligations thereunder, each Fund shall be obligated to pay State Street the fees and charges set forth in this Section III, together with any applicable fees and charges payable under Sections VI, VII and VIII below. On a monthly basis, each Fund shall pay a loan services fee equal to the greater of the Committed Par15 Fee and the Committed Par Minimum Fee, in each case as specified below.16

1. Committed Par Fee (per Fund/per year) A

Committed Par of Loans[17]	Annual Basis Point Rate
$0 - $500 Million	3.0
Over $500 Million - $1 Billion	2.5
Over $1 Billion	2.0

Committed Par Minimum Fee (per Fund/per month)	$3,750

III.	Fund Administration

In consideration for the provision of fund administration services by State Street pursuant to the Sub-Administration Agreement and the discharge of its other obligations thereunder, the Manager shall be obligated to pay State Street the fees and charges set forth in this Section IV, together with any applicable fees and charges payable under Sections VI, VII and VIII below. On a monthly basis, the Manager shall pay a fund administration fee equal to the greater of the Fund Administration Basis Point Fee and the Fund Administration Minimum Fee, plus any applicable Compliance Monitoring Fee, Fund Reorganization Fees, Other Money Market Fund Services Fees and Other Fund Administration Services Fees, in each case as specified below.18 The Fund and the Manager agree that, to the extent applicable, a Fund may reimburse the Manager for certain services hereunder as otherwise agreed by the Manager and the Funds. Each Fund is responsible for its own portion of such charges, if any.

1. Fund Administration Basis Point Fee (Complex Wide/per year) C

Net Asset Value of Complex Wide Assets	Annual Basis Point Rate
First $10 billion	0.65
Next $10 billion	0.55
Thereafter	0.40

Fee Discount (Complex Wide/per year)
Year 1 Only	$200,000
Year 2 Only	$100,000

2. Fund Administration Minimum Fee (per Fund/per month) C	$4,625

3. Compliance Monitoring Fee (per Fund/per year) D	$5,500

4. Fund Reorganization Fee – Fund Merger, Consolidation, or other Reorganization (one time charge/per Fund/per event) A	$10,000

5. Other Money Market Fund Services Fees (as applicable) (Refer to Appendix 3 for Applicable Party)	See Appendix 3
6. Other Fund Administration Services Fees (as applicable) (Refer to Appendix 4 for Applicable Party)	See Appendix 4
7

IV.	Cross Product Service Fees A

In addition to any other fees, charges or expenses that may be payable under this Fee Schedule, each Fund or the Manager shall be obligated to pay State Street the fees and charges set forth in this Section VI, as applicable, based on usage of the listed product or service in connection with the Services.19

• SWIFT Messages (per message)[20](Fund)	Waived
• CCO Attestation Report (per Semi-Annual Report/per Fund) (Fund)	$125
• SAS99 (audit firm data feeds) (per feed/ per annum) (Fund)	Waived
• Document and Data Archiving/Storage (per Fund, per month) (Fund)	Waived
• SOC 1 Charges (per Fund, per month)[21] (Fund)	Waived
• Dedicated Hardware / Transmission Lines (per Fund/per month)[22] (Fund)	Waived
• Data Extracts (Standard) (per extract/per annum)[23] (Fund)	Waived
• Data Extracts (Non-standard) (per extract/per annum)[24] (Fund)	Waived
• Custom or Manual Reports (per report/per annum)[25] (Fund or Manager as applicable)	Waived
• Development of standard or customized programming or transmissions[26] (Fund or Manager, as applicable)	$150 per hour
• Maintenance of customized programming or transmissions (per year)[27] (Fund or Manager, as applicable)	$4,000
• Vendor oversight and/or due diligence requests (including questionnaires) (per request/ questionnaire /visit) (Fund)	Waived

V.	Out of Pocket Expenses A

Out-of-pocket expenses incurred by State Street (and by its subcustodians and depositories) on behalf of each Fund in connection with the performance of the Services will be passed through to the Funds or the Manager each month (as designated below), including, but not limited to, the following expenses. The intent of these designations to the Funds or the Manager is to reflect that certain expenses are associated with custody/fund accounting and certain expenses are associated with fund administration services; as noted, certain expenses may be associated with both custody/fund accounting and fund administration services.

• Subcustodian and Depository Out-of-Pocket Expenses[28] (Fund)
• Miscellaneous expenses incurred in connection with foreign custody (e.g., stamp duties, registration costs, script fees, special transportation costs, etc.) (Fund)
• Fair Value Vendor Charges[29] (Fund)
• Pricing (Non-standard Vendors)[30] (Fund)
• ADR and GDR charges (Fund)
• Stock Exchange Fees (Fund)
• DST (agency charges/output fees/underwriting charges) (Fund)
• NSCC Settlement Charges (Fund)
• Tax Certifications and Form Filing (Fund)
• Courier or Overnight Delivery (plus $1 handling fee) (Fund or Manager, as applicable)
• Notary and Governmental Charges or Filing Fees (Fund)
• Reasonable External Legal Expenses[31] (Fund or Manager, as applicable)
• Travel, including transportation, meals and lodging, for Fund Board Meeting attendance and other business related travel at a Fund’s request (Fund)
• Cost of responding to third party subpoenas and/or regulatory inquires related to the Funds or the Funds’ investment adviser(s) or manager(s) (plus a fee of $5,000 per subpoena32) (Fund or Manager, as applicable)
8

Out-of-pocket expenses incurred by State Street (and by its subcustodians and depositories) will be billed to the Funds or the Manager based upon actual usage of a service or an allocated or derived charge for the use of the service for the benefit of the Funds or the Manager, as applicable.

VI.	Additional Services A

In the event one or more of the Funds or the Manager request that State Street (i) provide new or additional services not otherwise expressly required by the Agreements, (ii) modify or otherwise change the Services (including, but not limited to, the elements and/or frequency of any task or function performed as part of the Services), (iii) change the means or manner in which the Services are provided, (iv) change the location from or to which the Services are performed or (v) support or handle any non-standard, one-off or special activities, State Street shall be entitled to additional compensation (to be mutually agreed with the Fund(s)) as a condition to its agreement to implement any such request. For avoidance of doubt, the terms of this Section VII apply, without limitation, to material changes in the legal or regulatory requirements applicable to one or more of the Funds or material changes in the legal, tax or regulatory elections or status of one or more of the Funds which result in changes to the service requirements of such Fund(s).

VII.	Assumptions

The Funds and the Manager acknowledge that the overall fee structure set forth in this Fee Schedule has been agreed by the parties based on information provided by the Funds and the Manager and on the basis of certain mutually agreed assumptions which have been set forth in a separate written Projected Business Profile. In the event that the assumptions set forth in the Projected Business Profile prove to be inaccurate, including, but not limited to, if the gross revenue derived from the overall commercial relationship between State Street and the Funds and the Manger is materially lower than what the Parties agreed would be a reasonable assumption at the time the Agreements were executed, the Parties agree to negotiate an adjustment to such fee structure in good faith.

VIII.	Confidentiality

This Fee Schedule constitutes confidential information of the Parties under the terms of the Agreements and shall not be disclosed to any legal or natural person except as expressly permitted thereunder.

IX.	Payment of Fees

The service fees, charges and reimbursable expenses payable under this Fee Schedule by the Funds and the Manager will be invoiced to the Funds and the Manager, as applicable, on a monthly basis and shall be due upon receipt. Beginning thirty days from the date of the invoice, State Street will be entitled to charge interest (at the then applicable overdraft interest rate) on any undisputed amounts that remain unpaid.

Unless otherwise expressly stated, yearly fees will be invoiced in twelve monthly installments as part of the standard invoicing process.

X.	Term

This Fee Schedule shall become effective as of the Effective Date, shall remain in effect for an initial period of five (5) years, and shall automatically renew for successive one-year periods from year to year thereafter, unless otherwise modified or terminated in accordance with the terms of the Agreements.

9

A Each Fund is responsible for its portion of the charges, as applicable

B The Manager is responsible for the charge

C The Manager is responsible for the charge and will charge back the following amounts to the applicable Fund:

Wash Sales                             $3,000 per year per single manager Fund

                                               $5,000 per year per multi-manager Fund

Qualified Dividend Income          $500 per year, per Fund

D The Compliance Monitoring Fee will be charged as follows:

Manager                                  $4,000 per year, per Fund

Applicable Fund                       $1,500 per year, per Fund

10

APPENDIX 1 A

Foreign Custody and Fund Accounting Fees

On a monthly basis, each Fund shall pay a Foreign Custody Fee equal to the Foreign Custody and Fund Accounting Asset Charges, plus the Foreign Custody Transaction Charges*, in each case as specified below.

*Note: Foreign custody transaction charges apply only to Emerging Markets Funds, as identified by the Funds and State Street from time to time.

Foreign Custody and Fund Accounting Asset Charges and Foreign Custody Transaction Charges33

Market	Foreign Custody and Fund Accounting Asset Charge (Basis Points)	Foreign Custody Transaction Charges	Market	Foreign Custody and Fund Accounting Asset Charge (Basis Points)	Foreign Custody Transaction Charges
Albania	50.0	$150	Ghana	35.0	$100
Argentina	30.0	$125	Greece	20.0	$100
Australia	3.0	$25	Hong Kong	5.0	$15
Austria	5.0	$25	Hungary	25.0	$60
Bahrain	50.0	$150	Iceland	35.0	$50
Bangladesh	45.0	$125	India	15.0	$35
Belgium	5.0	$30	Indonesia	8.0	$30
Bermuda	15.0	$90	Ireland	5.0	$40
Bolivia	45.0	$125	Luxembourg	35.0	$100
Bosnia & Herzegovina	65.0	$125	Israel	15.0	$40
Botswana	35.0	$100	Italy	5.0	$25
Brazil	18.0	$25	Ivory Coast*	75.0	$150
Bulgaria	50.0	$100	Jamaica	45.0	$125
Canada	2.0	$20	Japan-Mizuho	1.5	$20
Cayman Island	30.0	$75	Jordan	45.0	$125
Cedel\Clearstream	3.0	$10	Kazakhstan	40.0	$135
Chile	30.0	$125	Kenya	35.0	$100
China	35.0	$100	Kuwait	30.0	$150
Colombia	40.0	$125	Latvia	65.0	$50
Costa Rica	40.0	$80	Lebanon	40.0	$100
Croatia	50.0	$100	Lithuania	35.0	$50
Cyprus	45.0	$125	Malawi	60.0	$200
Czech Republic	20.0	$40	Malaysia	8.0	$30
Denmark	5.0	$25	Malta	30.0	$150
Ecuador	35.0	$100	Mauritius	45.0	$125
Egypt	15.0	$40	Mexico	2.5	$20
Estonia	50.0	$50	Morocco	25.0	$100
Euroclear	3.0	$5	Namibia	45.0	$125
Finland	5.0	$45	Netherlands	4.0	$30
France	2.0	$25	New Zealand	5.0	$25
Georgia	50.0	$200	Nigeria	35.0	$150
Germany	2.0	$25	Norway	15.0	$40

* Ivory Coast includes Benin, Burkina Faso, Mali, Niger, Senegal, Guinea-Bissau and Togo.

2

APPENDIX 1 A

Foreign Custody and Fund Accounting Fees

- Continued -

Market	Foreign Custody and Fund Accounting Asset Charge (Basis Points)	Foreign Custody Transaction Charges	Market	Foreign Custody and Fund Accounting Asset Charge (Basis Points)	Foreign Custody Transaction Charges
Oman	65.0	$150	Sri Lanka	35.0	$100
Pakistan	45.0	$125	Srpska	65.0	$125
Palestine	50.0	$150	Swaziland	75.0	$200
Panama	30.0	$125	Sweden	5.0	$40
Peru	45.0	$125	Switzerland	3.0	$25
Philippines	8.0	$40	Taiwan	15.0	$30
Poland	15.0	$40	Tanzania	35.0	$150
Portugal	10.0	$50	Thailand	2.5	$20
Puerto Rico	10.0	$100	Trinidad & Tobago	35.0	$100
Qatar	50.0	$75	Tunisia	45.0	$125
Romania	75.0	$100	Turkey	12.0	$30
Russia	50.0	$300	Uganda	50.0	$110
Saudi Arabia	40.0	$125	Ukraine	35.0	$110
Serbia	45.0	$150	United Arab Emirates	30.0	$100
Singapore	5.0	$20	United Kingdom	0.75	$5
Slovak Republic	45.0	$$75	Uruguay	45.0	$125
Slovenia	75.0	$100	Venezuela	45.0	$125
South Africa	2.5	$10	Vietnam	40.0	$100
South Korea	10.0	$25	Zambia	35.0	$100
Spain	5.0	$30	Zimbabwe	35.0	$100
3

APPENDIX 2 A

Other DDA Charges and Expenses and DDA Limits

Interest Rates and Charges

Unless State Street notifies the Funds otherwise, demand deposit accounts established and maintained on behalf of the Funds are non-interest bearing accounts. State Street may elect to pay interest on deposit balances at such times and at such rates as it may specify from time to time. Interest rates, if applicable, will vary by currency and market conditions and State Street may cease paying interest, change interest rates, or apply (and adjust) negative interest rates or equivalent charges or fees on designated currencies, from time to time at its sole discretion.

Details on applicable interest rates, equivalent charges or fees are available upon request.

Overdrafts

Except in accordance with the terms of a committed credit facility established with State Street, Funds are not entitled to overdraw their cash deposit accounts. Cash advances or other extensions of credit are made at the discretion of State Street. In the event of an overdraft which exceeds a designated threshold (currently set at $50,000 for USD overdrafts), State Street will impose an interest charge on the amount of the overdraft during the period an account is overdrawn. The interest rates applicable to overdrafts and the applicable overdraft thresholds (if any) are set on a periodic basis by State Street for each currency at its sole discretion, taking into account market conditions and other relevant commercial considerations. Unless otherwise agreed in writing, overdrafts are repayable in full either (i) on demand or (ii) within five business days, whichever is earlier. Interest charges will be accrued on a daily basis and debited from the applicable deposit account monthly. Details on applicable interest rates and overdraft thresholds are available upon request from your client service representative.

Deposit Limits

Subject to applicable law and regulation, State Street may refuse to accept, limit the amount of or return all or a portion of certain types of cash deposits and/or balances, including non-operational deposits.

1

APPENDIX 3

Money Market Fund Services

(as applicable)

1. Money Market Fund Reporting B
• Monthly Form N-MFP (per Fund/per year)	$11,500

2. Daily And Weekly Liquid Asset Compliance Testing and Daily Website Disclosures (Money Market Funds Only) A
• Taxable Fund (per Fund/per year)	$10,000
• Tax-Free Fund (per Fund/per year)	$8,000

3. Form N-CR (Money Market Funds Only) A
• File Form N-CR (per Fund/per filing)	$1,000
• Onboarding Fee (per Fund)	$200

4. Shadow NAV (Money Market Funds Only) A
• Next Day Shadow NAV (by 10 a.m.) (per Fund/per year, plus feeder/class fee)	$15,000
• Same Day Shadow NAV (by 8 p.m.) (per Fund/per year, plus feeder/class fee)	$15,000
• Daily Pricing Vendor Quote (per vendor quote)	Waived
• Feeder Fund Shadow NAV (per feeder/per year)	$2,000
• Class Shadow NAV (per class/per year)	$500
1

APPENDIX 4

Other Fund Administration Services

(as applicable)

1. State Street ProNavigator SM B
• Prospectus / Summary Prospectus *	Per Page
o The first 2,000 pages	$150
o All pages over 2,000 pages	$125
• Statement of Additional Information *	$75
*All Funds that are open-end registered investment companies, as of an agreed upon date each year; costs incurred after the transfer of the files to a Fund’s financial printer are the responsibility of the Fund.

2. Financial Statement Composition Services B
• Composition only	Per Page
Does not include printing costs, mailing costs or filing fees	TBD

3. CFTC Compliance Testing and Reporting B
• Initial Margin and Net Notional Compliance Testing
o Daily (per Fund/per year)
o First 1 – 10 Funds	$11,000
o Remaining Funds	$6,000
o Weekly (per Fund/per year)	$5,000
o Monthly (per Fund/per year)	$1,500

4. CPO Annual Exclusion Filing (Rule 4.5) (per Fund/per year) B	$250

5. Other Special Services (upon reasonable request) B
• SEC Filing Services
o Form N-14 Filings (per filing)	TBD
o Form 485(a) Filings
o 1 – 5 Funds (per Fund/per filing)	$5,000
o 6 – 10 Funds (per Fund/per filing)	$3,500
o 11 or more Funds (per Fund/per filing)	$2,500
o Exemptive Application Filings (per filing)	$5,000
• Special Shareholder Meeting Services
Preparation of Form DEF14 and Meeting Materials	$10,000 to $15,000
• IRS Form 8937 (per Fund/per form)	$1,000

1 Domestic Custody and Fund Accounting Basis Point Fee. The Domestic Custody and Fund Accounting Basis Point Fee will be calculated by multiplying the net asset value (NAV) of the Funds on the last business day of the month by the applicable basis point rate(s), dividing the result (or the sum of the results if tiered rates apply) by 360 and multiplying that amount by 30 and then allocating to each Fund its pro rata share based on the Fund’s percentage of the Funds’ NAV. If a Fund holds foreign assets, the market value of such foreign assets will be subtracted from the NAV of the Fund for purposes of this calculation. The market value of foreign assets used for this calculation will be the amount calculated for purposes of applying the Foreign Custody Asset Charges.

2 Transaction Processing Fees. These are fees charged for processing transactions on behalf of the Funds as a part of the custody services under the Custody Agreement. These Transaction

2

Processing Fees, unless otherwise waived, apply whether a Fund or its third party investment managers entered into such transactions with or through a third party dealer or broker or with or through State Street or one of its affiliates (either acting as a trade counterparty or providing agency execution services). The processing fees are in addition to, and are not to be construed as payments in lieu of, any profit or other compensation (as described in Explanatory Note 6 below) that may be earned by such third party dealer or broker or by State Street or any of its affiliates in connection with such transaction.

3 Definition of Transaction for Billing Purposes; Transaction Count Methodology. Unless otherwise stated in this Fee Schedule, a transaction includes, without limitation, each buy, sell, reset, exchange, pay down, maturity, assignment, roll, call exercise, warrant exercise, rights exercise, convertible security event, amendment, corporate action or similar investment related action or activity which requires processing by State Street. A complete list of transaction types is available from your client service representative.

The cancel and rebook of any trade at the instruction of the Fund will be treated as two additional transactions (e.g., in addition to the initial trade order) for billing purposes. With respect to TBAs, the initial trade, the subsequent cancel and each pool allocation will be treated as a separate transaction for billing purposes. The initial trade and subsequent cancel will be billed at the TBA rate and each allocation will be billed at the rate applicable to the relevant transaction/asset type. State Street reserves the right to adjust the definition of a billable transaction and adjust the transaction count methodology as new instruments, transaction types or trading techniques emerge.

4 Wire Transfers. Charges for Wire Transfers apply to all wires sent or received for the account of a Fund, including, but not limited to, wires to or from demand deposit accounts established by State Street to facilitate transfer agency activity of a Fund’s third party transfer agent (including Boston Financial Data Services), if applicable.

5 Automated Clearing House (ACH) Transfers. Charges for ACH Transfer charges apply to all such transfers sent or received for the account of a Fund, including, but not limited to, ACH transfers to or from demand deposit accounts established by State Street to facilitate transfer agency activity of a Fund’s third party transfer agent (including Boston Financial Data Services), if applicable.

6 Principal and Agency Trading Services. State Street Global Markets, a separate division of State Street, offers principal or “dealer” trading services as well as agency execution services in a variety of asset classes, including most of those described in this schedule. State Street, acting as principal through its treasury division, also enters into repurchase transactions with custody clients. A Fund or its third party investment managers may select State Street to effect principal or agency transactions. These transactions, however, are conducted under contractual or other arrangements that are distinct from State Street’s services and obligations under the Agreements, irrespective of whether trade orders are transmitted through the custody or trustee operations of State Street in accordance with the Agreements. When State Street acts as a counterparty (e.g., foreign exchange, OTC derivatives, repurchase transactions, etc.) to a Fund, such transactions are principal transactions and State Street enters into them as a principal and not in a fiduciary, agency or similar capacity (regardless of any other relationships between State Street and the Funds under the

3

Agreements). In connection with such principal or agency execution services, State Street may earn a profit or otherwise receive compensation from the Funds in a variety of forms, including a commission, subscription or click fee, revenue share, spread, mark-up, mark-down, interest, fee or similar amount.

7 Futures. Each Buy, Short Sell, Buy to Close, Sell to Close, Cancel Buy, Cancel Short Sell, Cancel Buy to Close and Cancel Sell to Close will be treated as a separate transaction for billing purposes.

8 Options. Each Buy, Write, Buy to Close, Sell to Close, Assignment, Exercise, Cancel Buy, Cancel Write, Cancel Buy To Close, Cancel Sell To Close, Cancel Assignment and Cancel Exercise will be treated as a separate transaction for billing purposes.

9 OTC Derivatives. OTC Derivatives include OTC Swaps (Bi-lateral or centrally cleared) and OTC Options. Each trade capture for contract creation, amendment, novation or termination will be treated as a separate transaction for billing purposes.

10 Contracts for Differences. Each buy, sell, reset, close or amendment will be treated as a separate transaction for billing purposes.

11 Manual Trade Surcharge. This surcharge is payable in addition to the listed transaction fees (including, but not limited to, the transaction fees listed in Appendix 1) and applies to all transactions for which trade instructions are submitted in a manner that requires manual processing by State Street or otherwise does not facilitate straight-through processing.

12 OTC Swap and Option Reconciliations to Counterparty. Includes reconciliation of position and total market value.

13 DDA Maintenance Fee. The DDA Maintenance Fee will not apply to demand deposit accounts established solely for transfer agency activity whether related to a Fund’s third party transfer agent or where State Street is performing the transfer agency services.

14 Pricing Fees. The stated rates are based on use of State Street’s standard pricing vendors. The monthly fee will be based on the number of positions held by each Fund at month-end.

15 Committed Par. The term Committed Par means the amount a lender has agreed to lend to a borrower, irrespective of the amount of outstanding loans under a loan commitment at any time.

16 Committed Par Fee. The Committed Par Fee will be calculated by multiplying the sum of the Committed Par of each loan serviced for each Fund at month-end by the applicable basis point rate(s), dividing the result (or the sum of the results if tiered rates apply) by 360 and multiplying that amount by 30.

17 Non-USD Committed Par. Any Committed Par denominated in a foreign currency (if any) shall be converted to USD for billing purposes using the same currency exchange rates used by the Fund to calculate its NAV.

4

18 Fund Administration Basis Point Fee. The Fund Administration Basis Point Fee will be calculated by multiplying the average monthly NAV of the Funds by the applicable basis point rate(s), dividing the result (or the sum of the results if tiered rates apply) by 360 and multiplying that amount by 30, and then allocating to each Fund its pro rata share based on the Fund’s percentage of the Funds’ NAV. The average monthly NAV of each Fund will be calculated by taking the sum of the Fund’s daily NAVs for each day of the calendar month (for each non-business day, the preceding business day’s NAV will be used unless the Fund requests use of a different calculation methodology) and dividing that amount by the number of days in the month. State Street reserves the right to bill on the average monthly gross asset value rather than the average monthly NAV of a Fund if the use of leverage (including but not limited to short positions) by the Fund reduces its average monthly NAV and thereby reduces by any material amount the Fund Administration Basis Point Fee that otherwise would be payable in the absence of such leverage.

19 Cross Product Service Fees. The Cross Product Fees and charges do not constitute out-of-pocket or pass-through expenses (i.e., they include a mark-up and/or overhead cost allocation). Changes to the Cross Product Service Fees and additional fees and charges of a similar nature or type may be implemented by State Street upon 90 day’s written notice, subject to agreement between State Street and the Funds.

20 SWIFT. Stated fee applies to each outbound SWIFT message generated in relation to a Fund by three State Street systems: Securities Management and Control (“SMAC”) messages, Global Securities Management and Control (“GSMAC”), and Multicurrency Horizon (“MCH”) messages. SMAC and GSMAC SWIFT messages facilitate particular transactions. MCH SWIFT messages communicate cash statements, holding reports and trade confirmations.

21 SOC 1. Service Organization Controls Report prepared in accordance with Statement on Standards for Attestation Engagements (SSAE) No. 16, Reporting on Controls at a Service Organization (or any successor, replacement or equivalent report that may be introduced from time to time).

22 Dedicated Hardware / Transmission Lines. Fee applies if the Funds require use of specific technological hardware that is not otherwise part of State Street’s standard technology platform or use of a data transmission connection that is solely dedicated to the Funds. The Fee rate will be agreed after an analysis of the Funds’ requirements is completed.

23 Data Extracts (Standard). Stated fee applies to the use of any of the 15 (as of March 25, 2015) CTI MDB Standard Outbound data extracts. For a current listing of CTI MDB Standard Outbound data extracts, please contact your client service representative.

24 Data Extracts (Non-standard). Stated fee applies to the use of any custom created CTI MDB Outbound data extracts.

25 Custom or Manual Reports (per report). Stated fee applies to the one time or recurring creation and distribution of ad-hoc or custom reporting by a State Street employee.

26 Customized Programming or Transmissions. State Street will charge the stated hourly rate for (i) the creation and implementation of Standard or Non Standard Data Extracts as defined above; (ii) for the implementation of dedicated hardware or transmission lines as defined above; and/or (iii) for the implementation any Fund requested customized programming.

5

27 Maintenance of Customized Programming or Transmissions. Stated fee applies to ongoing maintenance required to (i) support necessary infrastructure, information security protocols or data contained in Standard or Non Standard Data Extracts as defined above; (ii) ongoing support for dedicated hardware or transmission lines; and (iii) ongoing support for any Fund requested customized programming.

28 Subcustodian and Depository Out-of-Pocket Expenses. Subcustodian and Depository Out-of-Pocket Expenses include, without limitation, expenses for account opening, maintenance and administration, courier/delivery, depository charges, funds transfer fees, issuance of nit, late trades, market entrance charges, name change, proxy, registration, rematerialization, remittance, re-registration, stamp duty or tax, stock exchange levies and tax reclaims, among others. A complete list of Subcustodian and Depository Out-of-Pocket Expenses is available from your client service representative.

29 Fair Value Vendor Charges. At the request and direction of the Funds, State Street will source fair value pricing from the Funds’ preferred vendor(s). All amounts invoiced to State Street by such vendors with respect to fair value pricing for the Funds will be charged to the Funds as a reimbursable out-of-pocket expense.

30 Pricing (Non-standard Vendors). At the request and direction of the Funds, State Street will source securities and asset pricing from non-standard vendors. All amounts invoiced to State Street by such vendors with respect to non-standard vendor pricing for the Funds will be charged to the Funds as a reimbursable out-of-pocket expense. A complete listing of standard pricing vendors is available from your client service representative.

31 Reasonable External Legal Expenses. Reasonable external legal expenses incurred by State Street will be charged to the Funds as a reimbursable out-of-pocket expense in circumstances permitted by the Agreements or as otherwise agreed by State Street and the Funds.

32 Cost of responding to third party subpoenas and/or regulatory inquires. The fee of $5,000 is not an out-of-pocket or pass-through expense and is intended to defray internal costs that may be associated with responding to third party subpoenas and/or regulatory inquires. These costs typically include, without limitation, the cost of management and staff time, the use of internal legal, compliance, risk management, business controls, IT and other resources, and data and document retention, storage and production costs, among others. State Street shall have no obligation to account to the Funds for the type or amount of internal costs actually incurred and such costs may be less than (or exceed) the amount of the fee.

33 Foreign Custody and Fund Accounting Asset Charges and Foreign Custody Transaction Charges. The Foreign Custody and Fund Accounting Asset Charges will be calculated by multiplying the USD market value of the cash, securities and other assets held in custody on behalf of each Fund at month-end by the applicable basis point rate(s) (based on custody location), dividing the result (or the sum of such results) by 360 and multiplying that amount by 30. With respect to assets held outside of the U.S., custody location is determined for billing purposes by reference to the jurisdiction in which State Street, its subcustodian or a Securities System, as the case may be, holds the relevant asset or, if the asset is immobilized or dematerialized and record ownership is maintained only in book-entry form, custody location means the jurisdiction of the Securities System through which State Street maintains the record of the Fund’s entitlement to such asset, provided that the custody location for on-book currencies will be the jurisdiction that issues the relevant currency. For purposes of this fee calculation, State Street will utilize the same local currency market values and the same currency exchange rates to convert those values to USD that are used to calculate the

6

NAV of each Fund, provided that the absolute value of any negative cash, security or other asset position will be used. For custody only Funds, State Street will utilize its standard pricing vendors to obtain a market value for each position. If a market value for a position is not available from such vendors, State Street will utilize the same market value for such position that is used by the Fund to calculate its NAV or otherwise value its portfolio, which value will be supplied by the Fund promptly upon request. If following such a request a Fund is unable to provide a market value within five (5) days of month-end, State Street will utilize the market value of the position from the prior month-end and is authorized to continue to use such value until an update is supplied by the Fund or otherwise becomes available from State Street’s standard pricing vendors. For illiquid positions, each Fund will be responsible for supplying State Street with a market value as of the date of purchase (or initial custody by State Street) and at least annually thereafter. The Foreign Custody Transaction Charges are fees imposed for processing transactions on behalf of each Fund in the relevant foreign market as part of the custody services. The Manual Trade Surcharge specified in Section I of the Fee Schedule will also be assessed on a foreign custody transaction, as applicable. The Foreign Custody and Fund Accounting Asset Charges and Foreign Custody Transaction Charges applicable with respect to custody services in any country not listed in Appendix 1 above will be negotiated and agreed by State Street and the Funds prior to investment in such country.

Custody Only. Reference to “custody only” refers to any custody relationship with a Fund where State Street does not also provide fund accounting or portfolio accounting services to such Fund.

7